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                                                                Exhibit No. 31.1

           CERTIFICATION UNDER RULE 13A-14 OF THE SECURITIES EXCHANGE
             ACT OF 1934 FOR CABCO TRUST FOR J.C. PENNEY DEBENTURES
              ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
                               DECEMBER 31, 2004

I, Robert D. Vascellaro, certify that:

           1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of the periods included in the year covered by this annual report, filed by Corporate Asset Backed Corporation, on behalf of CABCO Trust for J.C. Penney Debentures;

           2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

           3. Based on my knowledge, the distribution or servicing information required to be provided to the depositor by the trustee under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports; and

           4. I am responsible for reviewing the activities performed by the depositor and the trustee under the pooling and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the depositor and trustee have each fulfilled its obligations under that agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: The Bank of New York, as trustee.

Date: March 9, 2005



By:  /s/ Robert D. Vascellaro
     -------------------------
Name: Robert D. Vascellaro
Title: Vice President,
Corporate Asset Backed Corporation